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                                                                     Exhibit 3.1



                          CERTIFICATE OF INCORPORATION

                                       OF

                          WHEELING ISLAND GAMING, INC.

                  The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware, certifies as follows:

                  FIRST: The name of the corporation is Wheeling Island Gaming, Inc.

                  SECOND: The registered office of the corporation is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of its registered agent at that address is The Corporation Trust Company.

                  THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The corporation shall have the authority to issue 1,000 shares of common stock, par value $.01 per share.

                  FIFTH: The name and mailing address of the incorporator are as follows:

                                    Sarah J. Deitch, Esq.
                                    c/o Proskauer Rose LLP
                                    1585 Broadway
                                    New York, New York  10036-8299

                  SIXTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) a violation under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                  SEVENTH: The corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or

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officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.

                  EIGHTH: Unless, and except to the extent that, the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

                  NINTH: The corporation hereby confers the power to adopt, amend or repeal by-laws of the corporation upon the directors.



                                                 [SIGNATURE PAGE FOLLOWS]


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                  IN WITNESS WHEREOF, I have hereunto set my hand this 13th day of November, 2001.


                                                       -------------------------
                                                       Sarah J. Deitch
                                                       Sole Incorporator




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